                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            ALASKA AIR GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            2001 NOTICE OF ANNUAL

                             STOCKHOLDERS MEETING

                              AND PROXY STATEMENT





                          [LOGO OF ALASKA AIR GROUP]

PRELIMINARY COPY
================================================================================
[SIDEBAR]
2001 Annual Meeting

Tuesday, May 15, at 2 p.m.
Museum of Flight
9404 East Marginal Way South
Seattle, Washington
================================================================================

                            Alaska Air Group, Inc.
                                P.O. Box 68947
                           Seattle, Washington 98168



                                                                  April 6, 2001



Dear Stockholder:

         We cordially invite you to attend our 2001 Annual Meeting of Stockholders. The meeting will be held at 2 p.m. on May 15, 2001, in the William
M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington.

         We encourage you to participate at this meeting, but whether or not you plan to attend, please complete and submit your proxy as soon as possible. You can vote over the Internet, by telephone or by mail. Your opinion and your vote are important to us regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

         We look forward to visiting with you at the meeting and addressing your questions and comments.

                                                       Sincerely,

                                                       /s/ John F. Kelly

                                                       John F. Kelly
                                                       Chairman, President and
                                                       Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.................................     3
ANNUAL MEETING INFORMATION...............................................     4
QUESTIONS AND ANSWERS....................................................     5
PROPOSALS TO BE VOTED ON
     .   ELECTION OF DIRECTORS...........................................     9
     .   AMEND CERTIFICATE OF INCORPORATION TO ELIMINATE THE 80%
         SUPER-MAJORITY VOTING REQUIREMENTS..............................    12
     .   STOCKHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE....................    15
     .   STOCKHOLDER PROPOSAL ON ANNUAL ELECTION OF DIRECTORS............    17
OTHER BUSINESS...........................................................    19
STRUCTURE OF THE BOARD OF DIRECTORS......................................    20
DIRECTOR COMPENSATION....................................................    21
PRINCIPAL STOCKHOLDERS...................................................    22
EXECUTIVE COMPENSATION
     .   COMPENSATION COMMITTEE REPORT...................................    23
     .   PERFORMANCE GRAPH...............................................    27
     .   SUMMARY COMPENSATION TABLE......................................    28
     .   OPTION GRANTS...................................................    29
     .   OPTIONS EXERCISED...............................................    30
     .   RETIREMENT BENEFITS.............................................    31
     .   CHANGE-IN-CONTROL ARRANGEMENTS..................................    33
AUDIT COMMITTEE REPORT...................................................    34
SECTION 16(a) REPORTING COMPLIANCE.......................................    35
INDEPENDENT CERTIFIED PUBLIC AUDITORS....................................    35
STOCKHOLDER PROPOSALS....................................................    35
COSTS OF PROXY SOLICITATION..............................................    36
OTHER MATTERS............................................................    36

================================================================================
[SIDEBAR]
YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please submit your proxy so that your stock can be voted.
================================================================================

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2001 Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington, at 2 p.m. on May 15, 2001, for the following purposes:

     1.   To elect four directors for three-year terms.

     2. To vote on a proposal to amend the Certificate of Incorporation to eliminate the 80% super-majority voting requirements.

     3.   To vote on a stockholder proposal regarding simple majority voting.

     4. To vote on a stockholder proposal regarding the annual election of the Board of Directors.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders owning Company shares at the close of business on March 16, 2001 are entitled to vote.

                                         By Order of the Board of Directors,

                                         /s/ Keith Loveless

                                         Keith Loveless
                                         General Counsel & Corporate Secretary

                                         April 6, 2001

================================================================================
[SIDEBAR]
Stockholders who owned Alaska Air Group stock on March 16 are eligible to vote.
================================================================================

ANNUAL MEETING INFORMATION

Our Board of Directors is soliciting proxies for this year's Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 16, 2001, as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 26,478,205 shares of Company common stock outstanding on the record date.

Voting materials, which include this proxy statement, a proxy card and the 2000 Annual Report, will be mailed or made available via the Internet to stockholders on or about April 6, 2001.

================================================================================
[SIDEBAR]
Why am I receiving this annual meeting information and proxy?

Can I receive materials via the Internet?

What am I voting on?

How do I vote?
================================================================================

QUESTIONS AND ANSWERS

WHY AM I RECEIVING THIS ANNUAL MEETING INFORMATION AND PROXY?

You are receiving this annual meeting information and proxy from us because you own shares of common stock in Alaska Air Group. This proxy statement describes issues on which we would like you to vote. It also gives you information on these issues so that you can make informed decisions.

When you sign and mail the proxy card or submit your proxy via the Internet or by telephone, you appoint John F. Kelly and Keith Loveless as your representatives at the meeting. Mr. Kelly and Mr. Loveless will vote your shares at the meeting as you have instructed on your proxy. This way, your shares will be voted even if you cannot attend the meeting.

If an issue that is not on the proxy comes up for vote at the meeting, Mr. Kelly and Mr. Loveless will vote your shares, under your proxy, in accordance with their best judgment.

CAN I RECEIVE FUTURE MATERIALS VIA THE INTERNET?

If you received a printed copy of this proxy statement through the mail, you may be able to receive future stockholder materials over the Internet instead. This will reduce the Company's printing and postage costs, as well as the number of paper documents you will receive.

Stockholders of record and employees who hold shares through a Company stock plan can read additional information about this option, as well as request electronic delivery, by going to www.econsent.com/alk on the Internet. If you
                                 --------------------
hold your shares in a brokerage account, please go to www.InvestorDelivery.com.
                                                      ------------------------

If you already receive your proxy materials via the Internet, you will continue to receive them that way until you instruct otherwise through one of the websites referenced above.

WHAT AM I VOTING ON?

You are being asked to vote on the election of four directors, a proposal to amend the Company's Certificate of Incorporation to eliminate the 80% super-majority voting requirements, a stockholder proposal for the Board of Directors to consider taking the steps necessary to institute simple majority voting for all issues that come before the stockholders, and a stockholder proposal for the Board to consider taking the steps necessary to elect the entire Board annually.

The Company received a letter from a stockholder requesting a discussion of certain matters at the Annual Meeting, including the Board's recommendations for voting on proposals submitted to stockholders, employee stock ownership, and voting rights in employee plans. If the individual who sent the letter, or his representative, proposes that any matter related to these discussion items be brought to a vote, and such matter is properly brought to a vote, the persons named on the proxy card intend to exercise the discretionary authority given to them by the proxy card to vote against any such items.

HOW DO I VOTE?

You may vote on the Internet.

You may vote via the Internet regardless of whether you receive your annual meeting materials through the mail or via the Internet. Follow the instructions that came with your proxy statement. If you vote on the Internet, you do not have to mail in your proxy card.

You may vote by phone.

Follow the instructions that came with your proxy statement. If you vote by telephone, you do not have to mail in your proxy card.

You may vote by mail.

Simply sign your proxy card and mail it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

================================================================================
[SIDEBAR]
What if I receive more than one proxy?

What if I change my mind?

What if I do not return my proxy card?
================================================================================

If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Board of Directors:

 .   for the four named director nominees,

 .   for the proposal to amend the Certificate of Incorporations,

 .   against the stockholder proposal regarding simple majority voting, and

 .   against the stockholder proposal regarding annual election of the entire
    Board of Directors.

You may vote in person at the meeting.

We will pass out a ballot to anyone who requests one at the meeting. If you hold your shares through a broker, you must request a legal proxy from your stockbroker and bring it to the meeting in order to vote at the meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR EMAIL NOTIFICATION?

It means that you have more than one account for your Alaska Air Group shares. Please complete and submit all proxies to ensure that all your shares are voted.

WHAT IF I CHANGE MY MIND AFTER I SUBMIT MY PROXY?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

 .   voting again by telephone or on the Internet (your latest telephone or
    Internet proxy is counted),

 .   signing another proxy card with a later date, or

 .   voting again at the meeting.

WILL MY SHARES BE VOTED IF I DO NOT SUBMIT MY PROXY?

If you are a stockholder of record and do not submit your proxy, your shares will not be voted. If your shares are held through a broker and you do not submit voting instructions to your broker, your broker may vote your shares under certain circumstances. Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on routine matters. At this meeting, brokers may vote only in connection with the election of directors for three-year terms as described in this proxy statement.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. Shares not voted by brokers will not be included in the number of shares present and therefore will have no effect on voting in connection with the stockholder proposals.

If you are a participant in one of the Company's 401(k) plans, the plan's trustee may vote your shares under certain circumstances.

The Alaska Air Group 401(k) trust includes Employee Stock Ownership Plan ("ESOP") features. Currently, 1,172,461 shares are allocated to employees through the trust. The trustee will vote the shares in accordance with confidential instructions received from participants. The trustee will vote shares for which no instructions were received as it determines to be in the best interest of the participants.

================================================================================
[SIDEBAR]
Number of votes needed to hold a meeting

What if a nominee is unable to stand for election?

Number of votes needed for proposals to pass

How votes are counted
================================================================================

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the Company's outstanding shares as of the record date (a quorum) must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder:

 .   has voted via telephone or the Internet, or

 .   has properly submitted a proxy card, or

 .   is present and votes in person at the meeting.

HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED?

In the election of directors, the four nominees who receive the highest number of for votes will be elected.

WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR ELECTION?

The Board of Directors may reduce the number of seats on the Board, or the Nominating Committee may designate a substitute nominee. If they designate a substitute, shares represented by proxies will be voted for the substitute nominee.

Stockholders may nominate candidates according to the procedures outlined in the Company's bylaws. See Stockholder Proposals on page ____.

HOW MANY VOTES MUST THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE 80% SUPER-MAJORITY VOTING REQUIREMENTS HAVE IN ORDER TO PASS?

A majority of the shares outstanding must vote for the proposal.

HOW MANY VOTES MUST THE PROPOSAL REGARDING SIMPLE MAJORITY VOTING HAVE IN ORDER TO PASS?

A majority of the shares present in person or by proxy and entitled to vote at the meeting must vote for the proposal.

HOW MANY VOTES MUST THE PROPOSAL REGARDING ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS HAVE IN ORDER TO PASS?

A majority of the shares present in person or by proxy and entitled to vote at the meeting must vote for the proposal.

HOW ARE VOTES COUNTED?

You may vote for or withheld from each nominee for director. You may vote for or against or abstain on the other proposals.

If you abstain from voting on the proposals, the abstention has the same effect as a vote against. If you sign your proxy card without giving instructions for voting, your shares will be counted in accordance with the recommendation of the Board of Directors: for each director nominee, for the proposal to amend the Certificate of Incorporation, against the stockholder proposal regarding simple majority voting, and against the stockholder proposal regarding the annual election of the entire Board.

Voting results are tabulated and certified by our transfer agent, EquiServe.

================================================================================
[SIDEBAR]
Where to find voting results
================================================================================

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the meeting. We also will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2001. You can get a copy of that report by calling us at (206) 431-5567, or by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov on the Internet.

================================================================================
[SIDEBAR]
Election of Directors

 .   William S. Ayer
 .   Ronald F. Cosgrave
 .   R. Marc Langland
 .   John V. Rindlaub
================================================================================

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company currently has ten directors.

HOW MANY DIRECTORS ARE NOMINATED EACH YEAR?

The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Four directors are nominees for election this year. The remaining directors will continue to serve the terms described in their biographies.

WHO ARE THE NOMINEES?

Nominees for election this year are Mr. William S. Ayer, Mr. Ronald F. Cosgrave, Mr. R. Marc Langland and Mr. John V. Rindlaub. Each nominee is presently a director of the Company and has consented to serve a three-year term ending in 2004.

The Board of Directors recommends a vote for election of each of the director nominees.

WILLIAM S. AYER

Mr. Ayer, age 46, was appointed a director in July 1999. He is President and Chief Operating Officer of Alaska Airlines and serves on the boards of Alaska Airlines, AirLifeLine, Inc., the Alaska Airlines Foundation, the University of Washington Business School Advisory Board, and the Ronald McDonald House Charities of Western Washington.

RONALD F. COSGRAVE

Mr. Cosgrave, age 69, serves on the Company's Executive and Nominating Committees. He has served on the Board of Directors since 1971, except during the period 1981 to 1983. He was Chairman of Alaska Northwest Properties Inc. from 1979 to 1997, when he became Executive Manager of ANP, LLC. Mr. Cosgrave is a retired Chairman and Chief Executive Officer of Alaska Airlines. He is also Chairman Emeritus and a director of Alaska Airlines.

R. MARC LANGLAND

Mr. Langland, age 59, has been a director since 1991. He is a member of the Company's Executive and Nominating Committees and Chairman of the Compensation Committee. He has been President of Northrim Bank, Anchorage, Alaska, since November 1990 and Chairman since January 1998. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska Airlines, Northrim Bank, Usibelli Coal Mine, and Saltchuk Resources, Inc.

JOHN V. RINDLAUB

Mr. Rindlaub, age 56, has been a director since 1996 and serves on the Company's Audit Committee. He is President, Bank of America, Northwest, which includes responsibility for Washington, Oregon, Idaho and Alaska. In addition, he is responsible for the bank's commercial and retail business in Hong Kong and serves as Chairman, Bank of America, Asia, Ltd. He was Chairman of Seafirst Bank from 1993 through 1999. Prior to his position at Seafirst, Mr. Rindlaub served as Group Executive Vice President/Asia Division for Bank America and as a managing director for Bankers Trust Company New York, Investment Banking Group. He is also a director of Horizon Air.

================================================================================
[SIDEBAR]
Current Board members

 .   Mary Jane Fate
 .   John F. Kelly
 .   Bruce R. Kennedy
================================================================================

WHO ARE THE OTHER DIRECTORS?

MARY JANE FATE

Mrs. Fate, age 67, has been a director since 1979 and serves on the Company's Compensation Committee. She has served as General Manager of a family business in Fairbanks, Alaska, since 1989. She was President and Executive Director of Baan o yeel kon Corporation (an Alaska Native village corporation) from 1981 to 1989. She is a director of Alaska Airlines and Baan o yeel kon Corporation, and a member of the University of Alaska Board of Regents. Mrs. Fate's term expires in 2003.

JOHN F. KELLY

Mr. Kelly, age 56, has been a director since 1989 and serves on the Company's Executive Committee. He was elected Chairman, President and Chief Executive Officer of Alaska Air Group and Chairman and Chief Executive Officer of Alaska Airlines in February 1995. He also served as President of Alaska Airlines from 1995 to 1997, Chief Operating Officer from November 1994 to February 1995 and as Vice President/Marketing from 1981 to June 1987. He has served Horizon Air as its Chairman since February 1991, except the period from November 1994 to February 1995, and was President and Chief Executive Officer from June 1987 to November 1994. He also serves on the board of the Air Transport Association, the Washington Roundtable, and is a director of Avista Corporation, a public utility based in Spokane, Washington. Mr. Kelly's term expires in 2003.

BRUCE R. KENNEDY

Mr. Kennedy, age 62, has been a director since 1972 and serves as Chairman of the Nominating Committee. He has served as Chairman of the Company's Executive Committee since 1985, except for the period from November 1994 to February 1995. He is Chairman Emeritus of Alaska Air Group and served as its Chairman, Chief Executive Officer and President from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President from 1978 to 1990. He serves on the board of directors of Horizon Air and of ARIS Corporation, a Seattle-based company that provides information technology services. Mr. Kennedy's term expires in 2003.

================================================================================
[SIDEBAR]
Current Board members

 .   Byron I. Mallott
 .   J. Kenneth Thompson
 .   Richard A. Wien
================================================================================

BYRON I. MALLOTT

Mr. Mallott, age 57, has been a director since 1982 and is Chairman of the Company's Audit Committee. He is President of the First Alaskans Foundation. From 1995 to 1999, he served as Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation, a trust managing proceeds from the state of Alaska's oil revenues. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988, Chairman from 1976 to 1983, and Chief Executive Officer from 1982 to 1992. He owns Mallott Enterprises (personal investments) and is a director of Horizon Air and of Alaska Communications Systems, a provider of telecommunication services in the state of Alaska. His term will expire in 2002.

J. KENNETH THOMPSON

Mr. Thompson, age 49, was appointed a director in October 1999 and serves on the Company's Compensation Committee and its Safety Committee. He served as executive vice president of ARCO's Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. Prior to that, he was President of ARCO Alaska, Inc., the parent company's oil and gas producing division based in Anchorage. Mr. Thompson is President of Pacific Rim Leadership Development, LLC, and President of Pacific Star Energy Company, both located in Anchorage, Alaska. Mr. Thompson's term expires in 2003.

RICHARD A. WIEN

Mr. Wien, age 65, has been a director since 1982 and serves on the Company's Compensation and Audit Committees and chairs the Safety Committee. He played an active role in the management of Wien Airlines until 1969, when he was elected President of Merric, Inc., an Alaska helicopter contract and charter service company. After Merric merged with Era Aviation in 1973, Mr. Wien served as Era's Executive Vice President until 1981. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Horizon Air and Usibelli Coal Mine. Mr. Wien's term expires in 2002.

PROPOSAL NO. 2
AMEND CERTIFICATE OF INCORPORATION TO ELIMINATE THE 80% SUPER-MAJORITY VOTING REQUIREMENT

The Board recommends a vote in favor of this Amendment.

The Company's 2000 Proxy Statement included a stockholder proposal recommending that the Board take the steps necessary to implement simple majority voting on all issues submitted to its stockholders. That proposal was approved with 12,694,475 votes for, 6,412,719 votes against, and 213,238 votes abstaining. In view of these results, the Board committed to examine the issue of super-majority voting in greater detail. As a consequence of that review, the Board is proposing an amendment to the Company's Certificate of Incorporation to delete the super-majority vote provisions contained in Article 10 of the certificate.

Article 10 currently reads:

     Special Voting. If this corporation has a "controlling stockholder," the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock shall be required for this corporation to (a) consolidate with, or merge with any other corporation, (b) convey to any corporation or other person or otherwise dispose of all or substantially all of its assets, or (c) dispose of by any means all or substantially all of the stock or assets of any major subsidiary. For purposes of this Article, a controlling stockholder is a person who, including associates of such person, is the beneficial owner of more than 15% of the voting power of this corporation. This voting requirement shall not be applicable if 80% of the disinterested members (not representing or being associated with the controlling stockholder) of this corporation's full Board of Directors have voted in favor of the proposed consolidation, merger, conveyance, or disposition. If there is a controlling stockholder, this Article 10 can be amended only by the affirmative vote of 80% of the voting power of this corporation. Any determination made by the Board of Directors, on the basis of information at the time available to it, as to whether any person is an associate of a controlling stockholder, shall be conclusive and binding for all purposes of this Article 10.

     The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of this corporation, (b) merge or consolidate this corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers and other constituents of this corporation.

Article 10 was designed to curb abusive takeover attempts. It was adopted in 1985, prior to the enactment of Section 203 of the Delaware General Corporation Law ("Section 203"), a statutory provision also designed to curb abusive takeovers of Delaware corporations.

The Board believes that elimination of Article 10 will not adversely affect the Company or its stockholders, because the Company will continue to be protected under Section 203.

 .    Section 203 of the Delaware General Corporation Law. Like Article 10,
     Section 203 addresses the problem of abusive takeover attempts by preventing certain business combinations of a corporation with "interested stockholders." Section 203 prevents business combinations with interested stockholders within three years after such stockholders become interested unless (a) the business combination is approved by the board of directors before the person becomes an interested stockholder; (b) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder; or (c) the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Section 203 defines an "interested stockholder" as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
     (a) is the owner of 15% or more of the outstanding voting stock of the corporation, or (b) is an affiliate or associate of the corporation and was an owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date a determination is sought on whether such person is an interested stockholder. Section 203 is intended to have a deterrent effect on the ability or desire of third persons to acquire a substantial block of a corporation's voting stock and to attempt to gain control of the corporation without negotiating directly with its board.

     A Delaware corporation remains subject to Section 203 unless the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203. Article 10 of the Company's Bylaws requires a vote of a majority of the outstanding stock and 75% of the persons present and entitled to vote at a meeting to amend the Bylaws.

 .    Other Measures that Encourage Negotiation of a Fair Price. In addition to the protections of Section 203, the Company will continue to avail itself of other tools that may be used to encourage a bidder to negotiate a fair price in the event of a hostile takeover bid, specifically, a staggered board of directors and a shareholder rights plan.

     Under the Company's Certificate of Incorporation, as approved by the stockholders, the Board is divided into three classes with directors elected to serve three-year terms. Approximately one-third of the directors stand for election each year. As discussed in the Board of Director's Response to Proposal 4, under a staggered board of directors, at least two annual stockholder meetings will be required to effect a change in control of the Board, thus giving the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of stockholders and weigh alternative methods of maximizing stockholder value for all stockholders.

     In addition to a staggered board, the Company has implemented a shareholder rights plan. Under that plan, each holder of a share of the Company's common stock other than an "acquiring person," as that term is defined below, has a right to purchase one one-hundredth of a share of preferred stock. This right becomes exercisable ten days after an individual or group of affiliated persons (an "acquiring person") acquires or commences a tender offer or exchange offer for 20% or more of the Company's common stock. Upon exercise of such right, stockholders other than the acquiring person can receive that number of shares of the Company's common stock having a market value of two times the exercise price of the right (or, in a merger or other business combination, that number of shares of the acquiring company's common stock having a market value of two times the exercise price of the right). Each share of preferred stock will be entitled to preferential dividends, liquidation payments and voting rights of 100 times the dividend, liquidation payments and voting rights of the Company's common stock. The rights may be redeemed by the Company's Board of Directors at any time prior to an acquiring person's acquisition of 50% or more of the Company's common stock. Because the Board has the right to redeem the rights, the shareholder rights plan strengthens the Board's bargaining position by giving the Board a greater period of time to properly evaluate an acquisition offer and by giving the bidder an inducement to negotiate.

The Board believes that the protections of Section 203, coupled with the Company's other anti-takeover protections, will provide a sufficient level of protection for the interests of the Company and its stockholders in the event of a hostile takeover bid. None of these protections is designed or intended to prevent an unsolicited, non-abusive offer to acquire the Company at a fair price. Potential acquirers will be encouraged by these protections to negotiate directly with the Board. In the Board's view, these protections will provide the Board adequate flexibility in any negotiations and will enhance the Board's ability to negotiate the highest possible bid from a potential acquirer.

Generally speaking, takeover attempts which have not been negotiated by the Board can seriously disrupt business, distract management, and cause great expense. Such attempts may take place at inopportune times and may involve terms which are less favorable to all the stockholders than would be available in a transaction negotiated and approved by the Board. On the other hand, Board-approved transactions can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its stockholders with due consideration given to such matters as recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation or controlling stockholder, and the maximum strategic deployment of the Company's assets.

The Board believes that this proposal is in the best interests of the stockholders and represents a good faith effort to be responsive to the wishes of its stockholders, as expressed by the voting results of last year's Annual Meeting.

If stockholders approve the proposal, the Board will cause a Restated Certificate of Incorporation to be filed with the Secretary of the State of Delaware as soon as practicable after such approval is final.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

PROPOSAL NO. 3
STOCKHOLDER PROPOSAL ON SIMPLE-MAJORITY VOTING

A stockholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution

[ADOPT RESOLUTION THAT WON 65% OF SHAREHOLDER VOTE IN 2000: REINSTATE SIMPLE-MAJORITY VOTE]

Shareholders recommend that the board take the steps necessary to reinstate simple majority vote on all issues submitted for shareholder vote - to the fullest extent possible. [This includes requiring that any future proposal impacting majority shareholder vote be approved by a shareholder vote - as a separate proposal.]

Proponent's Supporting Statement

Why return to simple-majority vote?

 . Two simple-majority resolutions won 59% average APPROVAL from shareholders in 1999 - Investor Responsibility Research Centers' Corporate Governance Bulletin, April-June 1999.

 . [Professionally-managed funds said that super-majority vote requirements may devaluate the stock.]

What incentive is there for good corporate governance - highlighted by simple-majority vote? A new study by the international management consultancy McKinsey & Co. shows that institutional investors are prepared to pay an 18% premium for good corporate governance. McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth. - Wall Street Journal, June 19, 2000.

It is increasingly important that Alaska Air reinstate simple-majority vote as a step toward competitive corporate governance/management. [Institutional shareholders particularly believe that when a company has a number of substandard practices, that it is increasingly important to take steps toward improving company governance/management.]

  .  Limited shareholder right to amend the charter or bylaws.

  .  Super-majority vote required to approve merger.

  .  Super-majority requirements generally lock in rules that harm shareholders.

         Institutional Shareholder Services said the current super-majority vote rule can entrench management and prevent action that may benefit shareholders (Institutional Shareholder Services, April 8, 1999).

         To make Alaska Air competitive at the highest company level:

     [ADOPT RESOLUTION THAT WON 65% OF SHAREHOLDER VOTE in 2000: REINSTATE
                             SIMPLE-MAJORITY VOTE]
                                   Yes on 3

Board of Directors' Response

The Board of Directors recommends a vote AGAINST this Proposal No. 3 because it believes that the Proposal is unnecessary in light of the Board's proposal (Proposal No. 2) to Amend the Company's Certificate of Incorporation to eliminate the 80% super-majority vote requirements contained therein.

The Company's 2000 Proxy Statement included a stockholder proposal, essentially the same as the present, recommending that the Board take the steps necessary to implement simple-majority voting on all issues submitted to its stockholders. That proposal was approved with 12,694,475 votes for, 6,412,719 votes against, and 213,238 votes abstaining. While the proposal was not binding, in view of these results, the Board committed to examine the issue of super-majority voting in greater detail. Proposal No. 2 is a direct product of the Board's commitment and a good faith effort to be responsive to the views of its stockholders. Accordingly, the Board believes that the concerns raised by the present proposal are no longer valid. Therefore, the Board recommends a vote AGAINST this proposal.

The Board also believes that stockholders should reject the proposal for the following reasons:

 .    The proposal is unclear as to what is specifically being requested. It is unclear whether the simple majority suggested by this proposal should be based on the votes cast, the shares present and entitled to vote, or on the shares outstanding. If the proposal intends that all matters would be passed upon approval by a simple majority of the shares outstanding, this would make passage more difficult than it currently is for most issues that come before the stockholders. If, on the other hand, the proposal means that a matter would be passed if it received a majority of the votes present and entitled to vote, the proposal would be in violation of Delaware law requirements that certain issues be decided based on a majority of the shares outstanding.

 .    Enacting the proposal as it is presented would be contrary to Delaware law.
     Delaware law provides protections for stockholders by requiring the affirmative vote of at least a majority of the outstanding shares entitled to vote (not just a majority of the votes present and entitled to vote at a meeting) for certain fundamental corporate actions, such as amending the certificate of incorporation, approving certain mergers, selling substantially all the assets or dissolving the corporation. This proposal would be in violation of these provisions of Delaware law.

 .    Delaware statutory provisions protect stockholders. Delaware law also contains several specific super-majority voting requirements for certain business combinations involving "interested stockholders." These "super-majority" provisions, like those contained in the governance documents of many public corporations and many corporate statutes, are designed to provide protection for all stockholders against self-interested actions by one or a few large stockholders. These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process.

Because proposal is a recommendation, its approval would not automatically eliminate the 80% super-majority provisions in the Company's Certificate of Incorporation and could not effectuate a "simple-majority vote" for those corporate actions that require a higher vote under Delaware law. Elimination of the 80% super-majority provisions would require amendment of the Company's Certificate of Incorporation, which is set forth as Proposal No. 2 in this proxy statement.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL ON ELECTION OF DIRECTORS

A stockholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution

RESOLVED: That Alaska Air Group stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Proponent's Supporting Statement

Alaska Air group's board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is insured through director re-elections. When directors are performing well they routinely are re-elected with majorities of over 95%.

We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Alaska Air Group's board and introduce new perspectives.

In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give Alaska Air Group the flexibility it needs as it moves in to the next century.

The evidence shows that shareholders are fed up with classified boards. This is especially true for employee shareholders. This past year, majorities of shareholders voted to declassify boards at many companies, including: Airborne Freight (73%), Baxter International (60.4%), Eastman Chemical (70%), Eastman Kodak (60.7%), Lonestar Steakhouse and Saloon, Inc. (79%), Silicon Graphics (81.1%), United Health Group (75.7%), Weyerhaeuser (58%) and Kmart1 (68.5%). In 1999, shareholders voted to declassify boards with a majority at Cendant, Cooper Tire and Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passed with 65% of the vote. More than 70% of shareholders demanded the same at Fleming and Eastman Kodak.

By adopting annual elections, Alaska Air Group can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

                  We urge you to vote YES for this proposal.

Board of Directors' Response

The Board of Directors recommends that you vote AGAINST this proposal. The Board believes that its classified Board structure, which has been in place at Alaska Air Group since the Company's incorporation under Delaware law in 1985, continues to be in the best interests of the Company and its stockholders.

Proponents of declassified boards would have stockholders believe that the only way to ensure director independence and accountability is to declassify the board of directors, which makes the Company more vulnerable to corporate raiders and special interest groups. On the contrary, the Board of Directors believes that a classified board structure helps to insulate directors from the pressures of management or of special interest groups. A majority of respected corporations have classified boards. In addition, the connection between declassified boards and director independence is not clear. Many classified boards are composed of highly independent directors. Conversely, there are declassified boards some of whose members do not act independently.

Under the Company's Certificate of Incorporation, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stands for election each year. This means that a majority of the Board can be replaced in the course of two annual meetings, both held within approximately one year's time, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The three-year staggered terms are designed to ensure that a majority of the Company's directors at any given time have prior experience as directors of the Company. This ensures that the Board has solid knowledge of the Company's complex business, its long-range plans and progress, and its evolving role in the airlines industry. Directors who have experience with the Company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its stockholders. Numerous well-respected U.S. corporations and institutional investors have classified boards.

The Board of Directors believes that electing directors to staggered three-year terms is beneficial in many respects:

     . It helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in just one meeting. This allows the Company to improve its focus on long-term strategic planning. This long-term focus can lead to a better competitive position for the Company and maximize stockholder value.

     . Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all stockholders. The Board of Directors believes that the ability to replace the entire board of directors at one meeting undercuts director independence and leaves the Company vulnerable to special-interest groups who may not be acting in the best interests of all stockholders.

     . The existence of three-year terms for directors assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

     . Finally, a classified board of directors enhances the Board's ability to negotiate the best results for stockholders in a takeover situation. One benefit of having a classified board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. Because at least two annual stockholders meetings generally will be required to effect a change in control of the Board, the classified structure gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value for all stockholders. (Historically, stockholders have received higher takeover premiums when potential acquirers have been forced to negotiate a fair deal with the Board.) It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The Board of Directors believes that the benefits of the current classified Board structure do not come at the cost of directors' accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. The annual election of one-third of the directors provides stockholders with an effective means to effect change and communicate their views on the performance of the Company and its directors.

Approval of this proposal would require the affirmative vote of a majority of the shares of Alaska Air Group stock present in person or by proxy and entitled to vote at the Annual Meeting. Stockholders should bear in mind, however, that approval of this proposal would not itself repeal the Board of Directors classification provisions found in the Company's Certificate of Incorporation. If approved, the proposal would serve as a recommendation to the Board. The Board would still be required to consider whether a change in the present system of electing directors is in the best interests of the Company and its stockholders. Then the Company's Certificate of Incorporation would have to be amended to legally eliminate classification. Such an amendment would require approval by the Board and, in a separate vote, by the holders of at least a majority of the outstanding shares of Alaska Air Group stock, which is a higher threshold than the approval needed for this proposal.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE "AGAINST" PROPOSAL 4.

The Company will provide the names and addresses of the proponents of the stockholder proposals above and the numbers of shares they hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, Washington 98168, by calling (206) 431-7218.


OTHER BUSINESS

The Company received a letter from a stockholder requesting a discussion of certain matters at the Annual Meeting, including the Board's recommendations for voting on proposals submitted to stockholders, employee stock ownership, and voting rights in employee plans. If the individual who sent the letter, or his representative, proposes that any matter related to these discussion items be brought to a vote, and such matter is properly brought to a vote, the persons named on the proxy card intend to exercise the discretionary authority given to them by the proxy card to vote against any such items. If other matters are properly presented at the meeting, or for any adjournment or postponement of the meeting, Mr. John F. Kelly and Mr. Keith Loveless will vote on your behalf in accordance with their best judgment on such matters.

================================================================================
 [SIDEBAR]
Committees of the Board

 .        Members
 .        Functions
 .        Meetings held
================================================================================

STRUCTURE OF THE BOARD OF DIRECTORS

The Board of Directors held four regular meetings and seven special meetings in 2000. Each director attended 100% of all Board and applicable committee meetings during 2000. This table describes the Board's committees.

                                                                                                NUMBER OF
NAME OF COMMITTEE              FUNCTIONS                                                        MEETINGS IN
AND MEMBERS                    OF THE COMMITTEE                                                 2000
AUDIT                          -- reviews the annual report of independent                      4
                                   auditors;
Byron I. Mallott*              -- evaluates internal and external audit functions;
John V. Rindlaub               -- makes recommendations regarding
Richard A. Wien                    other auditing matters to the Board; and
                               -- evaluates the Company's compliance with
                                   environmental regulations.

COMPENSATION                   -- sets the salary of the Chairman and CEO;                      5
                               -- approves salaries of executive officers of Alaska
R. Marc Langland*                  Airlines and Horizon Air
Mary Jane Fate                 -- makes recommendations to the Board
J. Kenneth Thompson                regarding other executive compensation issues,
Richard A. Wien                    including modification or adoption of
                                   executive compensation plans;
                               -- grants stock awards and stock options; and
                               -- administers the Company's stock option and
                                   other long-term incentive plans.

EXECUTIVE                      -- oversees the CEO evaluation process and                       2
                               -- makes recommendations to the Board
Bruce R. Kennedy*                  regarding committee/subsidiary service.
Ronald F. Cosgrave
John F. Kelly
R. Marc Langland

NOMINATING                     -- selects director nominees.                                    2

Bruce R. Kennedy*
Ronald F. Cosgrave
R. Marc Langland

SAFETY                         -- monitors management efforts to ensure the                     Formed 11/1/2000
                                   safety of passengers and employees;                          No meetings in 2000
Richard A. Wien*               -- monitors and assists management in creating
J. Kenneth Thompson                a uniform safety culture that achieves the
                                   highest possible industry performance measures;
                               -- periodically reviews with management and
                                   outside experts all aspects of airline safety.

*Chairperson

================================================================================
[SIDEBAR]
The Board has set stock ownership guidelines for directors.
================================================================================

DIRECTOR COMPENSATION

We do not pay directors who are also employees of the Company additional compensation for their service as directors, except for the reimbursement of expenses incurred in attending meetings. In 2000, compensation for nonemployee directors included the following:

     . an annual retainer of $20,000, with a minimum of 25% of the retainer paid in the form of Alaska Air Group common stock issued under the Company's Nonemployee Director Stock Plan;

     . $1,200 for each Board or Committee meeting in which a nonemployee director participated in person. If participation was via telephone, the fee was $750;

     .    an annual retainer of $2,000 to committee chairpersons;

     . an annual retainer of $1,000 to nonemployee directors who served on the Board of Directors of Alaska Airlines or Horizon Air; and

     .    expenses in connection with attending Board and Committee meetings.

In addition, directors, their spouses and their dependent children are eligible for complimentary travel privileges on Alaska Airlines and Horizon Air.

================================================================================
[SIDEBAR]
Stock owned by holders of more than 5% of the Company's stock, directors and officers
================================================================================

PRINCIPAL STOCKHOLDERS

This table shows how much Company common stock is owned by owners of more than 5% of the Company's outstanding common stock, directors, the individuals named in the Summary Compensation Table on page __, and all executive officers as a group. Institutional holdings are as of December 31, 2000. All other holdings are as of March 16, 2001.


AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

                                    NUMBER                        PERCENT OF
                                    OF SHARES                     OUTSTANDING
NAME                                OWNED(1)                      SHARES

Primecap Management Company(2)      2,540,000                     9.6
Franklin Resources, Inc. (3)        1,641,879                     6.2
Cascade Investment, L.L.C.(4)       1,409,500                     5.3
William S. Ayer                        90,310                      *
George D. Bagley                       47,903                      *
Ronald F. Cosgrave                      7,600                      *
Mary Jane Fate(5)                       2,607                      *
John F. Kelly                         278,755                     1.03
Bruce R. Kennedy                       14,110                      *
R. Marc Langland                        1,998                      *
Byron I. Mallott                        1,234                      *
John V. Rindlaub                        3,871                      *
Gregg A. Saretsky                      25,226                      *
Richard A. Wien                         3,088                      *
J. Kenneth Thompson                     1,224                      *
Bradley D. Tilden                      14,945                      *
Directors and Executive Officers      504,291                     1.9%
 as a group (15 persons)

-------------------
* Less than 1%.

(1)  Includes shares that the named person:
     .    may vote or invest alone,
     .    shares voting and investment power with his or her spouse,
     .    holds in one of the Company's 401(k) plans, or
     .    may acquire through stock option exercises through June 6, 2000.

(2)  Number of shares owned is based on information contained in a report on
     Schedule 13-G filed by the Vanguard Primecap Fund with the Securities and Exchange Commission on or about February 15, 2000. The address of Primecap Management Company is 225 South Lake Avenue #400, Pasadena, CA 91101.

(3)  Number of shares owned is based on information contained in a report on
     Schedule 13-G filed by Franklin Resources, Inc. on or about February 15, 2000. The address of Franklin Resources is 777 Mariners Island Boulevard, San Mateo, CA 94404.

(4)  Number of shares owned is based on information contained in a report on
     Schedule 13-G filed by Cascade Investment, L.L.C. on or about October 24, 2000. The address of Cascade Investment is 2365 Carillon Point, Kirkland, WA 98033.

(5) Does not include 1,546 shares registered in the name of Mrs. Fate's husband.

================================================================================
[SIDEBAR]
Compensation Committee Report

 .    Compensation policy
================================================================================

EXECUTIVE COMPENSATION

In this section, we describe the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers (the "named executives"). It consists of:

 .    a report by the Compensation Committee on executive compensation,

 .    a graph showing comparative performance of the common stock,

 .    a detailed table showing compensation for the years 2000, 1999 and 1998,
     and

 .    information about stock options and retirement benefits.

This section also includes descriptions of certain change-in-control arrangements between the Company and the named executives.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 2000, the Compensation Committee of the Company's Board of Directors consisted of Mr. Langland, Mrs. Fate, Mr. Thompson and Mr. Wien. No member of the Committee was an employee of the Company or any of its subsidiaries. Each member meets the definition of "nonemployee director" under Rule 16b-3 of the Securities Exchange Act of 1934 and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee has overall responsibility for the Company's executive compensation policies and practices. In part, the Committee's functions include:

 .    determining the compensation of the Chief Executive Officer of the Company;

 .    upon recommendation of the Chief Executive Officer, reviewing and approving all executive officers' compensation, including salary and payments under the Management Incentive Plan; and

 .    granting awards under stock incentive plans.

The Committee has provided the following report on the compensation policies of the Company as they apply to its executive officers and the relationship of Company performance to executive compensation and the Chief Executive Officer's compensation.

EXECUTIVE COMPENSATION POLICY

The Company's policy is to pay competitive compensation. The objectives of the Company's executive compensation policies are:

 .    to attract and retain highly qualified executives,

 .    to motivate executives to provide excellent leadership and achieve Company goals,

 .    to link the interests of executives and stockholders by tying a large portion of total compensation to Company profitability and stock value, and

 .    to reward outstanding performance.

Executive compensation includes competitive base salary, a cash incentive plan tied to annual financial performance, equity-based awards and retirement benefits.

ANNUAL BASE SALARY

In 2000, base salaries for executive officers were based on:

 .    subjective analysis of competitive market rates,

 .    the market demand for each executive officer's skills,

 .    the executive's influence on long-term Company strategies and success,

 .    the relationships among executive positions, and

 .    individual leadership performance.

To ensure that its overall compensation is appropriate, the Company periodically reviews executive compensation for companies included in the Dow Jones Airlines Group contained in the Performance Graph on page __, other air carriers and similarly sized Pacific Northwest companies and for companies in broad-based national compensation surveys. In addition, it retains the services of outside compensation specialists as needed. The Company does not attempt to set executive compensation at specific target ranges of any particular survey. In 2000, executive officers other than the CEO received increases averaging 4.9%.

MANAGEMENT INCENTIVE PLAN

Air Group's Management Incentive Plan ("MIP") places at risk a significant portion of each executive's potential cash compensation, linking it to annual profitability.

For awards to be paid, the Company must achieve or exceed profit goals established annually by the Compensation Committee. Prior to 1999, MIP goals were based on return-on-equity levels as determined by the Compensation Committee each year. Beginning in 1999, the Committee based MIP goals on reaching return-on-invested-capital targets and on the Company's net earnings growth as compared to that of peer companies. Awards increase proportionately based on the degree to which goals are met. In 2000, the CEO could earn up to 65% of base pay if the target is met, and up to 130% if the maximum is reached. The other named executives could earn up to 45% of base salary if the target goal is met, and up to 90% of base salary if profits reach the maximum goal, depending on position. Award levels can be adjusted for individual performance.

For the executives named in the Summary Compensation Table, the percentages of total potential cash compensation linked to performance under the MIP in 2000 ranged from 41.2% to 56.5%.

EQUITY-BASED AWARDS

Although the 1996 and 1999 Long-Term Incentive Equity Plans provide for a variety of equity-based awards, stock options and restricted stock awards are the only equity-based compensation presently in use by the Company. They provide an incentive to maximize stock values, linking the long-term interests of executives with those of stockholders. Because the awards vest over several years, they encourage executives to remain with the Company. The Committee grants options at market price, so recipients benefit only if the price of the stock appreciates and stockholders also benefit.

The Committee does not base grants on ownership targets or on the number of options an individual has outstanding, because it believes doing so would discourage officers from retaining options or shares. Individual grants are determined according to base salary and position. The options granted to each of the named executives in 2000 are shown in the tables on pages __ and __.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

Base Salary -- In setting the CEO's base salary, the Committee reviews competitive information similar to that used for other Company executives and annually retains the services of an outside consultant. The Committee does not target a specific range of competitive pay, but applies the information as it deems appropriate. By reviewing survey data, the Committee believes it will remain mindful of compensation levels that would be required to recruit from outside the Company.

The Board of Directors conducts an annual evaluation of the CEO's performance based on:

 .    the Company's financial performance,

 .    the CEO's relationship with the Board,

 .    communication to the Board and other Company constituencies,

 .    investor relations,

 .    overall leadership, and

 .    strategic and succession planning.


While we are not satisfied with the Company's financial performance in what has been a most difficult year, Mr. Kelly's response to the challenges that arose was exemplary. His approach to handling communications and assistance efforts surrounding the tragic crash of Flight 261 was prompt, open and compassionate, gaining the attention and recognition of the International Grief Survivors Foundation. In addition, he led his management team in the development and implementation of an industry-leading plan designed to make Alaska Airlines number one in safety and compliance. We believe that Mr. Kelly also has served the investment community well in maintaining a timely and accurate flow of financial information.

In spite of skyrocketing fuel and other costs associated with strengthening the Company's infrastructure, Mr. Kelly led the Company to improved performance in some specific areas during 2000. For instance, load factor, yield, and revenue per available seat-mile were up from 1999's performance. At 69:31, the Company's debt/equity ratio continues to be strong. The Company continues to make great strides in technology, as increasing numbers of customers decide to book with the airline through the Internet. In addition, despite the challenging circumstances of the past year, readers of Conde Nast and Travel and Leisure Magazine once again voted Alaska Airlines best major U.S. carrier.

The foregoing achievements notwithstanding, Mr. Kelly, Alaska Airlines President and Chief Operating Officer William S. Ayer, and Horizon Air President and CEO George D. Bagley all refused to accept an increase in base salary this year.

Management Incentive Plan

The MIP award is the portion of the CEO's compensation that most directly relates to the Company's financial performance. Under the plan in effect during 2000, the CEO's award could range from zero to 65% of base salary if the profit target was met, up to a maximum of 130% if profits reached the maximum goal and the Company's net earnings growth compared favorably to that of its peers. Because the minimum return-on-invested-capital threshold was not met in 2000, Mr. Kelly received no MIP payment for the year.

Stock Options

In 2000, Mr. Kelly was granted a total of 88,000 stock options under the Company's equity plans, based on the criteria outlined earlier for option grants to executive officers in general. The Committee believes that having a significant amount of compensation tied to stock performance further aligns the CEO's interests with those of the Company's stockholders.

OTHER INFORMATION

Tax Law Limits on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code eliminates the Company's ability to deduct certain compensation over $1 million paid to the named executives unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Company intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) will not materially affect the Company in an adverse way. Compensation from the exercise of options granted to date under the Company's stock option and equity plans qualifies for the deduction.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

R. Marc Langland, Chairperson
Mary Jane Fate, Committee Member
J. Kenneth Thompson, Committee Member
Richard A. Wien, Committee Member

================================================================================
[SIDEBAR]
The stock price performance shown here is historical and not necessarily indicative of future performance.
================================================================================

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for the Company's common stock, the Standard & Poor's 500 Index, and the Dow Jones Airlines Group, assuming an initial investment of $100 on December 31, 1995 with all dividends reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


                    [PERFORMANCE GRAPH]


                  ALASKA                     DOW JONES
       DATE       AIR GROUP      S&P 500     AIRLINES*

       1995       100.00         100.00      100.00
       1996       129.23         122.97      103.90
       1997       238.46         164.00      163.84
       1998       272.31         210.86      147.14
       1999       216.15         255.23      147.69
       2000       183.08         231.98      199.67

Information presented is as of fiscal years ended December 31.

* The companies included in the Dow Jones Airlines Group are: Air Tran Holdings, Alaska Air Group, AMR, Atlantic Coast Airlines Holdings, Continental Airlines, Delta Air Lines, Northwest Airlines, Skywest, Southwest Airlines, UAL, and US Airways.

SUMMARY COMPENSATION TABLE

This table shows compensation information for the Company's Chief Executive Officer and the four other most highly paid executive officers of Alaska Air Group for the last three fiscal years. ("Executive officers" as used here includes officers of Alaska Air Group, the presidents of two operating subsidiaries, and another elected officer of a subsidiary who has a policy-making role at the Alaska Air Group level.) Bonus figures are shown in and based upon performance in the year earned, but paid in the following year.


SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM COMPENSATION
                                                                                AWARDS
                                                                      --------------------------
                                                           OTHER                      SECURITIES        ALL
                                ANNUAL COMPENSATION       ANNUAL       RESTRICTED       UNDER-         OTHER
                                -------------------       COMPEN-         STOCK          LYING        COMPEN-
NAME AND                         SALARY       BONUS      SATION(1)       AWARDS         OPTIONS      SATION(2)
PRINCIPAL POSITION        YEAR     ($)         ($)          ($)            ($)            (#)           ($)
John F. Kelly             2000   518,269           0            -             -         88,000         7,615
Chairman & CEO            1999   510,577     375,000            -             -         72,700        10,661
(Alaska Air Group)        1998   493,269     443,942            -             -         57,300        10,760

William S. Ayer           2000   335,961           0            -             -         40,100         6,068
President & COO           1999   318,269     214,832            -             -         33,100         7,003
(Alaska Airlines)         1998   305,769     212,692            -             -         24,100         6,787

George D. Bagley          2000   248,302           0       35,356             -         25,400        12,132
President & CEO           1999   237,600     160,380            -             -         21,000        11,632
(Horizon Air)             1998   235,923     165,146            -             -         15,800        11,632

Gregg A. Saretsky         2000   214,147           0       40,471             -         13,600         5,548
Sr. Vice President/       1999   193,617     101,649       44,088             -         11,200         5,705
Marketing & Planning      1998   142,304     109,842       37,670       103,163         18,000           415
(Alaska Airlines)

Bradley D. Tilden         2000   182,308           0       32,492             -         11,600         5,525
Vice President/Finance    1999   150,704      78,393       29,166             -          8,400         5,384
& CFO                     1998   125,373      61,538            -             -          4,100         5,500
(Alaska Air Group)

(1) Includes the value of personal benefits and a tax gross-up for the imputed income in connection with those benefits. Amounts that exceed the lesser of $50,000 or 10% of a named executive's salary plus bonus in each of the past three years are shown. Mr. Bagley's 2000 compensation includes $10,019 in connection with his automobile and $24,343 in connection with executive travel. Compensation for Mr. Saretsky includes $18,793 for relocation expenses in 1998; $11,662 for automobile expenses and $14,886 for executive travel in 1999; and $10,995 for automobile, $15,183 for executive travel and $11,133 for tax gross-up expenses in 2000. Mr. Tilden's 1999 compensation includes $12,610 in connection with executive travel and his 2000 compensation includes $11,950 relating to his automobile and $10,359 in connection with executive travel.

(2) Represents Company-paid contributions to individual 401(k) plan accounts and imputed income for the value (as determined by the Internal Revenue Service ("IRS")) of a term life insurance benefit provided by the Company. In 2000, 401(k) contributions were $5,250 each for Messrs. Kelly, Ayer, Saretsky, and Tilden and $10,500 for Mr. Bagley. Imputed income for term life insurance during 2000 was Mr. Kelly-$2,365; Mr. Ayer-$818; Mr. Bagley- $1,632; Mr. Saretsky-$298 and Mr. Tilden-- $275.

OPTION GRANTS

This table shows the stock options granted to the named executives during the last fiscal year.


OPTIONS GRANTED IN 2000


                                   INDIVIDUAL GRANTS
                   ----------------------------------------------------       POTENTIAL REALIZABLE
                    NUMBER OF    % OF TOTAL                                  VALUE AT ASSUMED
                   SECURITIES      OPTIONS                                    ANNUAL RATES OF
                   UNDERLYING    GRANTED TO      EXERCISE                        STOCK PRICE
                     OPTIONS      EMPLOYEES       OR BASE                     APPRECIATION FOR
                   GRANTED(1)  IN FISCAL YEAR    PRICE(2)    EXPIRATION         OPTION TERM(3)
NAME                   (#)           (%)          ($/Sh)        DATE          5% ($)       10% ($)
--------------------------------------------------------------------------------------------------
John F. Kelly        88,000         14.4          30.50      1/25/2010     1,687,953     4,277,605
William S. Ayer      40,100          6.6          30.50      1/25/2010       769,170     1,949,227
George D. Bagley     25,400          4.2          30.50      1/25/2010       487,205     1,234,672
Gregg A. Saretsky    13,600          2.2          30.50      1/25/2010       260,865       661,084
Bradley D. Tilden    11,600          1.9          30.50      1/25/2010       222,503       568,866

_________________

(1)  These options were granted under the 1999 Long-Term Incentive Equity Plan.
     They:

     . generally were granted as incentive stock options, subject to limitations imposed by tax law,

     . were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant,

     . expire ten years from the date of grant, unless canceled earlier as a result of termination of employment,

     . vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the 1999 Long-Term Incentive Equity Plan, and

     . provide for accelerated vesting under certain circumstances, as described under "Change-in-Control Arrangements" on page __.

(2) Options were granted at the closing price on January 25, 2000, as reported on the New York Stock Exchange.

(3) We are required by the Securities and Exchange Commission to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent the Company's estimate or projection of the future common stock price. If the Company's common stock does not appreciate, these executives will receive no benefit from the options.

OPTIONS EXERCISED

This table shows stock option exercises and the value of unexercised stock options held by the named executives during the last fiscal year.

AGGREGATED OPTION EXERCISES IN 2000
AND FISCAL YEAR-END OPTION VALUES

                                                                                 VALUE OF UNEXERCISED
                         SHARES                     NUMBER OF UNEXERCISED            IN-THE-MONEY
                      ACQUIRED ON     VALUE             OPTIONS/SARS AT              OPTIONS/SARS AT
                       EXERCISE    REALIZED(1)          FISCAL YEAR END            FISCAL YEAR END(2)
        NAME             (#)          ($)                    (#)                          ($)
                                                  Exercisable    Unexercisable    Exercisable   Unexercisable
John F. Kelly             0            0            216,100         273,300          957,859            0
William S. Ayer           0            0             58,225         123,275          278,500            0
George D. Bagley          0            0             29,725          78,200          111,084            0
Gregg A. Saretsky         0            0             11,800          47,100                0            0
Bradley D. Tilden         0            0             11,050          33,600           60,471            0

_________________

(1)  These values are calculated by:

     . subtracting the option exercise price from the market price on the date of exercise, and

     .    multiplying that by the number of options exercised.

(2)  These values are calculated by:

     . subtracting the option exercise price from the Company's December 31, 2000 closing price ($29.75 per share, as reported on the New York Stock Exchange), and

     . multiplying that by the number of exercisable and unexercisable options.

There is no assurance that the indicated values of any unexercised options will actually be realized.

================================================================================
[SIDEBAR]
The Company has a defined-benefit retirement plan for all salaried Alaska Airlines employees. Annual benefits are based on years of credited service.
================================================================================

RETIREMENT BENEFITS

SALARIED RETIREMENT PLAN

The Company maintains a tax-qualified, defined-benefit retirement plan for all salaried Alaska Airlines employees. Benefits payable under the Alaska Airlines Salaried Retirement Plan ("Salaried Retirement Plan") are based on years of credited service and final average earnings for the five highest complete and consecutive calendar years of an employee's last ten years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee's final average earnings times years of credited service. Annual benefits are computed on a straight life annuity basis at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

The following table shows estimated Salaried Retirement Plan annual benefits payable to an employee, assuming retirement on January 1, 2001, at age 62, with various combinations of final average earnings and years of credited service. These estimates represent the straight life annuity benefit for an individual who retires at normal retirement age.

  FINAL AVERAGE                 ANNUAL BENEFITS BASED ON YEARS OF
    EARNINGS                               CREDITED SERVICE*

                        15        20        25         30         35
     $175,000       $ 52,500  $ 70,000  $ 87,500  $ 105,000  $ 122,500
     $225,000         67,500    90,000   112,500    135,000    157,500
     $300,000         90,000   120,000   150,000    180,000    210,000
     $350,000        105,000   140,000   175,000    210,000    245,000
     $400,000        120,000   160,000   200,000    240,000    280,000
     $450,000        135,000   180,000   225,000    270,000    315,000
     $500,000        150,000   200,000   250,000    300,000    350,000
     $550,000        165,000   220,000   275,000    330,000    385,000
     $600,000        180,000   240,000   300,000    360,000    420,000
_____________
*IRS regulations limit the annual benefits that may be paid from a tax-qualified retirement plan. The current limit is $140,000. In addition, IRS regulations limit the covered compensation on which annual retirement benefits are based to $170,000 in 2001. To the extent that the amounts shown in the table above exceed that IRS limitation, the excess is paid from the Supplementary Plan.

================================================================================
[SIDEBAR]
Elected officers of Alaska Airlines can receive supplemental retirement benefits.
================================================================================

All of the participants' base salaries, as shown in the Summary Compensation Table, excluding bonuses, are covered under the Salaried Retirement Plan and the Officers Supplementary Retirement Plan. The named executives have the following years of credited service and final average compensation as of December 31, 2000:

         NAMED                      YEARS OF       FINAL AVERAGE
         EXECUTIVE              CREDITED SERVICE   COMPENSATION

         John F. Kelly               24.3/(2)/     $466,831
         William S. Ayer              5.3          $270,725
         George D. Bagley(1)          7.1/(2)/     $229,410
         Gregg A. Saretsky            2.8          $206,650
         Bradley D. Tilden            9.8          $127,198
________________

(1) When Mr. Bagley transferred from Alaska Airlines to Horizon Air in October 1995, he was 100% vested under the Salaried Retirement Plan. Horizon Air does not have a similar plan, but will supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he continued with Alaska Airlines.

(2) Reflects combined service at Alaska Airlines and Horizon Air since becoming eligible for the Salaried Retirement Plan.


OFFICERS SUPPLEMENTARY RETIREMENT PLAN

In addition to the benefits described above, under the Officers Supplementary Retirement Plan ("Supplementary Plan"), elected officers of Alaska Air Group and Alaska Airlines and Horizon Air's Chief Executive Officer can receive retirement benefits, provided they have met service requirements. The Supplementary Plan is a nonqualified, unfunded, noncontributory defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60 and has ten years of service as an elected officer. Annual benefits are calculated on a straight life annuity basis. Under the version of the Supplementary Plan applicable to officers elected prior to August 8, 1995, benefits can be up to 50% of a participant's final average earnings, offset by Social Security benefits. Under the version of the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits can range from 50% to 75% of a participant's final average earnings, offset by benefits from Company-sponsored qualified retirement plans and by Social Security benefits. Benefits under all versions of the Supplementary Plan are subject to vesting schedules that are dependent on the officer's length of service.

================================================================================
[SIDEBAR]
Severance pay will be provided for officers and key employees under certain circumstances.
================================================================================

CHANGE-IN-CONTROL ARRANGEMENTS

Agreements are in place at Alaska Airlines and Horizon Air to provide severance pay to all executive officers and certain other key employees in the event they are terminated within 24 to 36 months after a change in control of the Company. Depending on the employee's position, the formula provides for payments of up to 24 to 36 months' salary plus bonus, as well as commensurate service credit under the Salaried Retirement Plan and the Supplementary Plan, as applicable, in keeping with the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

Some Company benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan applicable to officers elected prior to August 8, 1995, after a change in control, benefits become vested at the rate of 10% per year of a participant's service as an elected officer. Under the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits become fully vested upon a change in control. The benefit after a change in control is equal to 10% of final average earnings for each year of service as an elected officer up to and including the fifth year. For officers having five or more years of service as an elected officer, the benefit amount ranges from 50% to 75% of final average earnings, depending on length of service. Under all versions, the benefit remains subject to applicable offsets.

The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated (other than for dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

Upon a change in control of the Company, outstanding options under the Company's equity plans become fully exercisable unless the Board of Directors determines otherwise.

================================================================================
[SIDEBAR]
Compliance with SEC reporting requirements

Independent auditors

Stockholder proposals
================================================================================

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting policies and for overseeing the adequacy of internal controls and the reliability of financial information. The Committee is composed of three directors who are not officers of the Company. Each member of the Audit Committee meets the independence, financial literacy and experience requirements of the New York Stock Exchange.

The Board of Directors has adopted a charter for the Audit Committee. Each year, the Committee reviews its charter to ensure that it reflects the new standards set forth in Securities and Exchange Commission regulations and the New York Stock Exchange listing requirements. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

The Committee held four meetings during 2000. During these meetings, we reviewed and discussed the audited financial statements with management and with Arthur Andersen LLP, the Company's independent auditors. We believe that management maintains an effective system of internal controls that results in fairly presented financial statements.

The discussions with Arthur Andersen also included the material and judgmental matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

During fiscal year 2000, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

        .  Audit Fees for the Company's Annual Financial
           Statements and Quarterly Reviews                            $234,000

        .  Financial Information Systems Design and
           Implementation Fees                                         $      0

        .  All Other Fees*                                             $180,000

*Substantially all of the fees included in "All Other Fees" consists of services traditionally provided by auditors, such as review of tax returns, consultation on tax and accounting matters, audits of employee benefit plans and other special purpose audits.

The Audit Committee has considered whether the provision of the non-audit services referenced above is compatible with maintaining the independence of the Company's independent auditors.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Byron I. Mallott, Chairperson
John V. Rindlaub
Richard A. Wien

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to send reports of their ownership of Company common stock to the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its directors and officers by preparing forms for filing. Securities and Exchange Commission regulations also require the Company to identify in this proxy statement any person who failed to file a report on a timely basis. Based on a review of copies of reports furnished to the Company and written representations that no reports were required, the Company believes that everyone subject to Section 16(a) filed the required reports on a timely basis during 2000.

INDEPENDENT CERTIFIED PUBLIC AUDITORS

Our Board of Directors has selected Arthur Andersen LLP as the Company's independent public auditors for the current fiscal year. Representatives of Arthur Andersen LLP are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they want to do so.

STOCKHOLDER PROPOSALS

The Company's next annual meeting will be held on May 21, 2002. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company's executive offices no later than December 7, 2001 to be considered for inclusion. You must have continuously held at least $2,000 in market value or 1% of the Company's outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company's proxy materials, you must provide notice of such proposal to the Company no later than February 20, 2002. The Company's bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Corporate Secretary
Alaska Air Group, Inc.
P. O. Box 68947
Seattle, WA 98168

================================================================================
[SIDEBAR]
Costs of proxy solicitation

Annual Report on Form 10-K
================================================================================

COSTS OF PROXY SOLICITATION

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the meeting. The Company will pay CIC approximately $7,000 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone or other means. Proxies may also be solicited by directors, officers, employees and other agents of the Company, who will receive no additional compensation therefor except for reimbursement of expenses.

OTHER MATTERS

The Company's 2000 Annual Report was mailed or delivered electronically to stockholders together with this proxy statement. The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including financial statements and schedules to any stockholder who makes written request to:

Finance Department
Alaska Air Group, Inc.
P.O. Box 68947,
Seattle, Washington 98168.

Keith Loveless
General Counsel and
Corporate Secretary

April 6, 2001
Seattle, Washington

                                                                      Appendix A

                Alaska Air Group, Inc. Audit Committee Charter

Purpose

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall review and report to the Board of Directors regarding:

     .    The appropriateness of the Company's accounting policies.

     . The adequacy of the Company's internal controls and reliability of the Company's financial information reported to the public.

     . The independence and performance of the Company's independent accountants.

     . The performance of the Company's internal auditors and financial management.

     .    Such other matters as may be assigned by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles. That is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any between management and the independent accountants, or to assure compliance with laws, regulations or the Company's corporate policies.

Composition

The Audit Committee shall be appointed by the Board of Directors and shall have at least three members. The Audit Committee shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, as the same may be amended or supplemented from time to time.

Matters Pertaining to Independent Accountants

The independent accountants are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

The Audit Committee shall:

     . Review the terms of the engagement of the independent accountants, including the scope of their audit, proposed fees and personnel qualifications.

     . Ensure that the independent accountants periodically submit to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company.

     . Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and recommend that the Board of Directors take appropriate action to satisfy itself of such independence.

     . Review quarterly financial results with the independent accountants when required by Generally Accepted Auditing Standards. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

     . Review with the independent accountants and management the results of the independent accountants year-end audit.

     . Review the independent accountants' report on internal controls with the independent accountants and management.

     . Receive and review required communications from the independent accountants.

Matters Pertaining to the Internal Auditor

The Audit Committee shall:

     . Review with the internal auditor planned internal audit activities and the results of internal audit activities.

Matters Pertaining to Filings with Government Agencies

The Audit Committee shall:

     . Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement to shareholders.

Controls

The Audit Committee shall:

     . Review with management the Company's major financial risk exposure and the adequacy and effectiveness of the Company's associated internal controls.

     . Review the Company's procedures with respect to appropriateness of significant accounting policies and adequacy of financial controls.

Charter Review

The Audit Committee shall review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board of Directors for approval.

                          [LOGO OF ALASKA AIR GROUP]

                          19300 PACIFIC HIGHWAY SOUTH

                           SEATTLE, WASHINGTON 98188

                       (206) 431-7040 www.alaskaair.com


                                                                      0491-PS-00

                               PRELIMINARY COPY

                            Alaska Air Group, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors
                   Annual Stockholders Meeting, May 15, 2001

I hereby appoint John F. Kelly and Keith Loveless as my proxies (with full power of substitution) and authorize them to represent and to vote at the above Annual Meeting all the shares of common stock of Alaska Air Group, Inc. that I would be entitled to vote if personally present. I also hereby direct the trustee of the Company employee 401(k) plan(s) to vote the shares of stock of Alaska Air Group, Inc. allocated to my account that I am entitled to vote pursuant to the Plan(s).

The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3 & 4.

THE PROXIES ARE AUTHORIZED TO VOTE AT THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Please read and sign the reverse side.)

Vote by Telephone
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.  Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.  Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!

Vote by Internet
It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:
1.  Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.  Go to the Website http://www.eproxyvote.com/alk.
                      -----------------------------
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.  Follow the instructions provided.

Your vote is important!
Go to http://www.eproxyvote.com/alk anytime!
      -----------------------------

Do not return your Proxy Card if you are voting by Telephone or Internet

Please mark votes as in this example.

When completed and signed, this proxy will be voted as you have directed. If no direction is made this proxy will be voted FOR Proposals 1, 2, 3 & 4.

1.   Election of Directors
     Nominees: (01) William S. Ayer, (02) Ronald F. Cosgrave, (03) R. Marc Langland and (04) John V. Rindlaub

     FOR ALL NOMINEES
     WITHHELD FROM ALL NOMINEES
     FOR, except withhold my vote from the following nominee(s)

     _________________________________

2. Company proposal to amend Certificate of Incorporation to eliminate the 80% super majority voting requirements.

     FOR                          AGAINST                       ABSTAIN


3.   Stockholder proposal to recommend simple majority vote.

     FOR                          AGAINST                       ABSTAIN


4.   Stockholder proposal to elect all directors annually.

     FOR                          AGAINST                       ABSTAIN


MARK HERE IF YOUR ADDRESS HAS CHANGED AND NOTE IT AT LEFT

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature:____________________________ Date ____________
Signature:____________________________ Date ____________